Exhibit 99.2
[FORM OF EMAIL TO COLLEAGUES]
Dear Colleagues,
I am pleased to announce that this morning we have signed a definitive merger agreement with TriNet Group, Inc., pursuant to which TriNet would acquire 100% of the outstanding common stock of Gevity. The transaction is expected to close by the second quarter of 2009, subject to various regulatory approvals and the approval of our shareholders during a special meeting. Following the effective date, the resulting company will be privately held.
Our Board of Directors has concluded a lengthy evaluation of numerous strategic alternatives to enhance shareholder value and has concluded that joining forces with TriNet is in the best interest of the company and our shareholders. We believe the new organization created by this merger will build upon the strengths of both companies and provide superior value for our clients, colleagues and all stakeholders.
The combination of two experienced and well-respected HR outsourcing industry leaders represents an excellent blend of vision, mission and purpose – and a combined 45 years at the forefront of the professional employer organization (PEO) industry. As this proposed transaction proceeds, I know you will bring the same client focus, innovative spirit, technical excellence and integrity that define Gevity as a company.
I truly believe that in the long run, this proposed transaction will generate exciting new possibilities for our colleagues and clients. TriNet has expressed enthusiasm for what Gevity colleagues have accomplished, and genuinely looks forward to a long-lasting and enduring partnership.
We expect the transaction will take several weeks to close. During the pre-closing period, both companies will continue to operate independently. It is important, therefore, to stay focused on the tasks at-hand and not to be distracted by the integration process.
Please join me today, March 5, 2009, for further discussion regarding this exciting news. Further information is attached in the client and colleague FAQ documents, and moving forward, we will work with TriNet to develop integration plans. We intend to keep you apprised of key developments.
I would ask you to coordinate with your manager to attend one of the 30-minute sessions below (we strongly encourage Field Offices to call in as a team). For Bradenton colleagues, these sessions will be held in the Frederick Taylor Training Room (as seating is limited, we ask that you dial in to the call from conference rooms and offices as available):

9:00 am ET	Client-facing Bradenton colleagues have priority
11:30 am ET	Additional Bradenton colleagues & West Coast
To access the call, dial XXX.XXX.XXX and enter code XXXXXX.
NOTE: Members of the Field Sales & Service Teams also will be required to attend a conference call at 10 am or 1 pm (West Coast). Look for an additional email invite for those meetings via Outlook.
Thank you for your patience and continued dedication. I look forward to talking with you.
Warm regards,
Michael Lavington
Additional Information and Where to Find it
In connection with the proposed merger and required shareholder approval, Gevity will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT

MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GEVITY AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Gevity with the SEC may be obtained free of charge by contacting Gevity at Gevity HR, Inc., Attn: Investor Relations, 9000 Town Center Parkway, Bradenton, Florida 34202, Telephone: 1-800-243-8489, extension 4034. Our filings with the SEC are also available on our website at gevity.com.
Participants in the Solicitation
Gevity and its officers and directors may be deemed to be participants in the solicitation of proxies from Gevity’s shareholders with respect to the merger. Information about Gevity’s officers and directors and their ownership of Gevity’s common shares is set forth in the proxy statement for Gevity’s 2008 Annual Meeting of Shareholders, which was filed with the SEC on April 17, 2008. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Gevity and its respective officers and directors in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.